Exhibit 99.1

HARTMAN COMMERCIAL PROPERTIES REIT
ANNOUNCES FIRST QUARTER 2006 EARNINGS

Houston, Texas - May 16, 2006:

Hartman Commercial Properties REIT (the “Company”) today announced the results of its first quarter of 2006, ending March 31, 2006. The Company is a Houston, Texas based real estate investment trust with 37 income-producing properties, including holdings of retail, office/industrial and office commercial properties. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

On July 28, 2004, the Company changed its state of organization from Texas to Maryland pursuant to a merger into a Maryland real estate investment trust formed by the Company for the sole purpose of this reorganization. In conjunction with this reorganization, each outstanding common share of beneficial interest was converted into 1.42857 common shares of beneficial interest of the surviving Maryland entity. The financial information provided in this announcement reflects adjustments for this recapitalization.

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Net income was $763,375 for the first quarter of 2006, as compared with $824,444 in the first quarter of 2005, a decrease of 7%. This represents $0.083 per common share for the first quarter of 2006, as compared with $0.114 per common share for the first quarter of 2005, a decrease of 27%.

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Revenues for the first quarter of 2006 were $7,510,371, as compared with $6,312,640 for the first quarter of 2005. This represents a 19% increase when comparing the first quarter of 2006 to the same period in 2005.

•	Occupancy for the overall portfolio was reported at 83% for the first quarter of 2006, as compared with 86 % for the first quarter of 2005.

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The Board of Trustees of the Company declared a dividend of $0.1768 per common share for the first quarter of 2006, the same as for the fourth quarter of 2005. This dividend represents a distribution of $0.7072 per share on an annualized basis. The dividend will be paid in three equal installments beginning in May 2006.

The Board, however, in response to the lower occupancy and earnings, has decreased the dividend to an annual rate of $0.60 per share, beginning with the dividend declared for the second quarter of 2006, payable in three monthly payments of $0.05 per share on July 1, August 1, and September 1, 2006. The Board will continue to monitor operating results to determine if and when it will be appropriate to increase the dividend once again. If the REIT meets its operating budget, it is likely the dividend can be raised before the end of the year.

Hartman Management
1450 W. Sam Houston Pkwy. North	Suite 100	Houston, Texas 77043	800-880-2212	713-973-8912 FX

Revenues increased during the quarter, primarily due to property acquisitions in 2005, but a drop in occupancy and an increase in interest expense contributed to the reduction in earnings. In addition, the Company continues to face higher real estate taxes due to higher property value assessments. We continue to believe that the recent drop in occupancy is transitory, and we have embarked on an aggressive marketing campaign that is producing increased leasing traffic at our locations. Of course, future events cannot be known with certainty, but we are seeing signs that occupancy levels are trending higher.

The Company has as its goal the listing of its shares of beneficial interest on a national stock exchange.  The recent drop in occupancy and earnings, along with certain other necessary prerequisites, has forced a delay in that process.  Should occupancies and earnings rebound as we expect them to, we expect to continue our planning for the public listing of the shares.

We remind all shareholders of the annual meeting of the Hartman Commercial Properties REIT to be held on June 2, 2006 at 3:00 p.m. (CDT) at the Westheimer Central Plaza, 11200 Westheimer # 205, Houston, Texas 77042. Trustees and key officers will be available during and after the meeting to answer your questions.

All current public filings concerning the offering and REIT can be found on line at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001175535&owner=include

We are navigating through a volatile economic environment, but feel very confident about our long term strategy. We appreciate your ongoing trust and support, and I look forward to seeing you at the annual meeting.

Sincerely yours,

Allen R. Hartman

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our 2005 Annual Report on Form 10-K and our Registration Statement on Form S-11, which was declared effective by the Securities and Exchange Commission on September 15, 2004, as subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.